CITIGROUP CAPITAL XIV                                 FILED PURSUANT TO RULE 433

2,600,000 CAPITAL SECURITIES                 FILE NOS. 333-135163, 333-135163-04

6.875% ENHANCED TRUST PREFERRED SECURITIES  (ENHANCED TRUPS(r))

$25 LIQUIDATION AMOUNT

GUARANTEED BY CITIGROUP INC. TO THE EXTENT SET FORTH IN THE PROSPECTUS

                                [Citigroup Logo]

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Terms and Conditions:
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Issuer:                                      Citigroup Capital XIV, a Delaware
                                             statutory trust, the sole assets of
                                             which are junior subordinated debt
                                             securities issued by Citigroup Inc.
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Guarantee:                                   $25 liquidation amount
                                             per enhanced trust preferred
                                             security, guaranteed by Citigroup
                                             Inc. to the extent set forth in the
                                             Prospectus.
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Ratings:                                     Aa2/A/AA  (Moody's / S&P / Fitch)
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Trade Date (over-allotment):                 July 6, 2006
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Settlement Date (over-allotment):            July 13, 2006 (T+5 days)
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Maturity:                                    June 30, 2066
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Amount (over-allotment):                     2,600,000 enhanced trust preferred
                                             securities (the "capital
                                             securities"), issued pursuant to
                                             the underwriters' exercise of their
                                             over-allotment option
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Total Amount:                                22,600,000 capital securities
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Coupon:                                      6.875% per annum
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Public Offering Price (over-allotment):      $25 per capital security plus
                                             accrued interest from June 30, 2006
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Gross Fee:                                   $0.7875 per capital security (to
                                             be paid by Citigroup Inc.)
  Management Fee:                            $0.1575 per capital security
  Underwriting Fee                           $0.13 per capital security
  Sales Concession:                          $0.50 per capital security
  Re-allowance:                              $0.45 per capital security
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Purchase Price (over-allotment):             $25 per capital security plus
                                             accrued interest from June 30, 2006
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Net Proceeds to Citigroup (over-allotment):  $63,000,000 (estimated)
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Total Net Proceeds to Citigroup:             $546,750,000 (estimated)
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Interest Payment Dates:                      Quarterly on the 30th of each
                                             March, June, September and
                                             December. Modified Following
                                             business day convention for the
                                             December interest payment dates,
                                             Following business day convention
                                             for all other interest payment
                                             dates.
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First Coupon:                                September 30, 2006.
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Day Count:                                   30/360.
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Deferral of Interest:                        Payment of interest on the capital
                                             securities will be deferred to the
                                             extent Citigroup Inc. elects to
                                             defer interest on the junior
                                             subordinated debt securities held
                                             by the issuer. Citigroup may so
                                             defer interest for up to 40
                                             consecutive quarterly interest
                                             payment dates. However, after so
                                             deferring interest for 20
                                             consecutive quarterly interest
                                             payment dates, with certain
                                             exceptions, Citigroup is obligated
                                             to sell equity securities and use
                                             the proceeds thereof to pay
                                             deferred interest unless the
                                             Federal Reserve, after receiving
                                             notice of these actions, has
                                             disapproved of either of these
                                             actions.
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
CITIGROUP CAPITAL XIV                                 FILED PURSUANT TO RULE 433

2,600,000 CAPITAL SECURITIES                 FILE NOS. 333-135163, 333-135163-04

6.875% ENHANCED TRUST PREFERRED SECURITIES  (ENHANCED TRUPS(r))

$25 LIQUIDATION AMOUNT

GUARANTEED BY CITIGROUP INC. TO THE EXTENT SET FORTH IN THE PROSPECTUS

                                [Citigroup Logo]

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Redemption at Issuer Option:                 Subject to the Capital Replacement
                                             Covenant, Citigroup may redeem the
                                             underlying junior subordinated debt
                                             securities, and thus redeem the
                                             capital securities, at any time on
                                             or after June 30, 2011 or upon the
                                             occurrence of a tax event, an
                                             investment company event or a
                                             regulatory capital event.
                                             Redemption in whole or in part.
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Capital Replacement Covenant:                Citigroup Inc. has agreed not to
                                             redeem the junior subordinated debt
                                             securities during the term of the
                                             Capital Replacement Covenant except
                                             with proceeds of the sale of
                                             Citigroup equity securities. The
                                             Capital Replacement Covenant will
                                             terminate no later than June 30,
                                             2036.
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Sinking Fund:                                Not applicable.
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Listing:                                     Application has been made to list
                                             the capital securities on the New
                                             York Stock Exchange.
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                                          Number of Capital Securities Purchased
                                                     (over-allotment)
                                                     ----------------
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Sole Structuring Coordinator and
Sole Bookrunner:                   Citigroup Global Markets Inc.         399,777
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Senior Co-Managers:                Merrill Lynch, Pierce, Fenner &       399,750
                                   Smith Incorporated
                                   Morgan Stanley & Co. Incorporated     399,750
                                   UBS Securities LLC                    399,750
                                   Wachovia Capital Markets, LLC         399,750
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Junior Co-Managers:                Banc of America Securities LLC         65,000
                                   Bear, Stearns & Co. Inc.               65,000
                                   Lehman Brothers Inc.                   65,000
                                   RBC Dain Rauscher Inc.                 65,000
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Capital Securities CUSIP/ISIN:   17309E200/US17309E2000
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     Citigroup Capital XIV and Citigroup Inc. have filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup Capital XIV and Citigroup have filed with the SEC for more complete information about Citigroup Capital XIV, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for the registration statement is No. 333-135163. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.